EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-115498) pertaining to the 2001 Stock Plan, Form S-8 (No. 333-104347) pertaining to the 1998 Director Option Plan, Form S-8 (No. 333-85854) pertaining to the 2001 Stock Plan, Form S-8 (No. 333-80265) pertaining to the 1998 Director Option Plan, the 1995 Stock Plan and the Employee Stock Purchase Plan, Form S-8 (No. 333-03035) pertaining to the 1990 Director’s Stock Option Plan and the 1995 Stock Plan of Coherent, Inc. of our report dated November 5, 2003 with respect to the consolidated financial statements of Lambda Physik AG included in or made part of Coherent, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2004.

/s/ Ernst & Young AG

Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

Hentschel          Boelsems

Hanover, Germany, December 13, 2004